UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2010 (November 30, 2010)

Realogy Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Dealer Manager Agreement

On November 30, 2010, Realogy Corporation, a Delaware corporation (the “Company”), Domus Holdings Corp., a Delaware corporation and the indirect parent of the Company (“Holdings”) and the subsidiaries of the Company party thereto entered into a dealer manager agreement (the “Dealer Manager Agreement”) with the dealer managers (the “Dealer Managers”) party thereto in connection with the Company’s offer to exchange (the “Exchange Offers”) its outstanding 10.50% Senior Notes due 2014 (the “Existing Senior Cash Notes”), 11.00%/11.75% Senior Toggle Notes due 2014 (the “Existing Senior Toggle Notes”) and 12.375% Senior Subordinated Notes due 2015 (the “Existing Senior Subordinated Notes” and, together with the Existing Senior Cash Notes and the Existing Senior Toggle Notes, the “Existing Notes”) for the Company’s newly issued (i) 11.00% Series A Convertible Senior Subordinated Notes due 2018, 11.00% Series B Convertible Senior Subordinated Notes due 2018 or 11.00% Series C Convertible Senior Subordinated Notes due 2018 (collectively, the “Convertible Notes”) and/or (ii) 11.50% Senior Notes due 2017, 12.00% Senior Notes due 2017 or 13.375% Senior Subordinated Notes due 2018 (collectively, the “Extended Maturity Notes” and, together with the Convertible Notes, the “New Notes”), and a related solicitation of consents (the “Consent Solicitations”) to amend the indentures governing the Existing Notes to remove substantially all of the restrictive covenants and certain default provisions. Pursuant to the terms and conditions of the Dealer Manager Agreement, the Dealer Managers will serve as the dealer managers for the Exchange Offers and Consent Solicitations, and will receive a fee for their services as dealer manager. The Company has also agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses.

Under the Dealer Manager Agreement, the Company has agreed to indemnify the Dealer Managers against certain liabilities in connection with the Exchange Offers and Consent Solicitations, including liabilities under the federal securities laws, and will contribute to payments it may be required to make in respect thereof.

To the extent that the Dealer Managers or their affiliates own Existing Notes during the Exchange Offers, they may tender, but are not obligated to tender, such Existing Notes pursuant to the terms of the Exchange Offers. The Dealer Mangers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to the Company and its subsidiaries. The Dealer Managers have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services. Certain affiliates of the Dealer Managers are lenders under the Company’s senior secured credit facility.

Support Agreement

On November 30, 2010, the Company and Holdings entered into a support agreement (the “Support Agreement”) with Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it (together with such investment funds and accounts, “Paulson”), Avenue Capital Management II, L.P. (together with its affiliated funds, “Avenue”) and the Company’s controlling stockholder, an affiliate of investment funds managed by Apollo Management VI, L.P. or one of its affiliates (together with its affiliates, the “Apollo Funds” and, together with Paulson and Avenue, the “Significant Holders”), which collectively held, as of such date, approximately $1.01 billion (59%) aggregate principal amount of Existing Senior Cash Notes, approximately $342 million (73%) aggregate principal amount of Existing Senior Toggle Notes and approximately $606 million (69%) aggregate principal amount of the Existing Senior Subordinated Notes, whereby (i) Paulson and the Apollo Funds agreed to tender in the Exchange Offers all of their Existing Notes (approximately $1.64 billion aggregate principal amount) in exchange for Convertible Notes, plus any additional Existing Notes acquired by them through the expiration time for the Exchange Offers (the “Expiration Time”) and (ii) Avenue agreed to tender in the Exchange Offers approximately $250 million aggregate principal amount of its Existing Notes for Extended Maturity Notes and the remaining approximately $64 million aggregate principal amount of its Existing Notes for Convertible Notes, plus any additional Existing Notes acquired by them through the Expiration Time. The Apollo Funds have agreed to participate in the Exchange Offers with respect to approximately $1.34 billion aggregate principal amount of Existing Notes. If the Exchange Offers are consummated, and assuming that Proration (as defined below) does not occur, the Apollo Funds would receive approximately $1.34 billion aggregate principal amount of Convertible Notes in exchange for their Existing Notes. The maximum aggregate principal amount of Existing Notes that may be tendered for Convertible Notes (the “Convertible Notes Limit”) in the Exchange Offers is $2.2 billion. In the event that the aggregate principal amount of Existing Notes tendered for Convertible Notes exceeds the Convertible Notes Limit, Convertible Notes will only be issued in exchange for Existing Notes up to the Convertible Notes Limit and will be apportioned pro rata among all tendering eligible holders, to the extent they elected to receive Convertible Notes, based on the principal amount of Existing Notes tendered for Convertible Notes by such eligible holders (“Proration”).

The obligations of the Significant Holders to tender their Existing Notes in the Exchange Offers under the Support Agreement are subject to certain conditions which include (i) the continuance and effectiveness of the Support Agreement, (ii) the absence of any injunctions, litigation or laws that would prohibit or prevent the closing of the Exchange Offers, (iii) the truth and accuracy of the representations and warranties of Holdings and the Company in all material respects on specified dates, (iv) the absence of any facts or circumstances that would result in or have resulted in a Material Adverse Effect (as defined in the Support Agreement), (v) no Change of Control (as defined in the indentures relating to the Existing Notes), merger, consolidation, sale of all or substantially all of the assets or other reorganization of the Company, Holdings or Domus Intermediate Holdings Corp. has occurred, (vi) no voluntary or involuntary bankruptcy proceedings have been initiated by or against the Company or any of its direct or indirect parents or significant subsidiaries, (vii) the absence of any material default or event of default under the Existing Notes or other indebtedness of the Company or its direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $100 million that cannot be cured or waived, (viii) no sale, transfer, conveyance or other disposition of any material assets of Holdings or the Company shall have occurred, (ix) the participation in the Exchange Offers by each of the Significant Holders and (x) that the Company and Holdings have used their commercially reasonable efforts to obtain or assist the Significant Holders in obtaining any regulatory approvals required for the closing of the Exchange Offers (collectively, the “Tender Conditions”). The Company has agreed to withdraw the Exchange Offers in the event that on any day while the Exchange Offers are open, any of the Tender Conditions would no longer be able to be satisfied (and not susceptible to cure or redress using commercially reasonable efforts) or waived by the Company in accordance with the Support Agreement (except as a result of the failure of the Significant Holders to fulfill their obligations under the Support Agreement).

Pursuant to the Support Agreement, the Company and Holdings have agreed to indemnify each Significant Holder for losses resulting from any claims of their stockholders, investors or creditors, or any of their affiliates or subsidiaries, in connection with the Exchange Offers and have also agreed to reimburse each of Paulson and Avenue for reasonable attorney’s fees incurred by them in connection with the Exchange Offers up to $225,000 in each case. The Support Agreement also provides that the Company may not make any modifications or amendments to the Exchange Offers that would materially adversely affect any Significant Holder’s holdings of New Notes, subject to certain exceptions.

The Support Agreement will automatically terminate upon the occurrence of, among other things, (i) any voluntary or involuntary bankruptcy proceedings initiated by or against the Company or any of its direct or indirect parents or significant subsidiaries; provided that in the case of involuntary bankruptcy proceedings initiated against the Company or any of its direct or indirect parents or significant subsidiaries, such involuntary proceedings shall have continued without dismissal for at least 45 days, (ii) the termination of the Exchange Offers or any court of competent jurisdiction or regulatory authority issuing an order making illegal or otherwise restricting, preventing or prohibiting the Exchange Offers that cannot be reasonably remedied by the Company, Holdings or any Significant Holder within 45 days of such order, (iii) the Company or any Significant Holder has not received any regulatory approvals required for the closing of the Exchange Offers, including from the Texas Department of Insurance by February 28, 2011, (iv) the express denial of any required material regulatory approval by the applicable regulatory agency, including the Texas Department of Insurance and (v) the failure to close the Exchange Offers by March 7, 2011. In addition, each of the Significant Holders has the right to terminate the Support Agreement upon the occurrence of any material default or event of default under the Existing Notes or other indebtedness of the Company or its direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $100 million that cannot be cured or waived, the ceasing of any Significant Holder to be bound to the Support Agreement or to default under the terms of the Support Agreement, and the occurrence of any event or circumstance that would result in a material adverse effect.

Paulson Securityholders Agreements

On November 30, 2010, the Company, Holdings, Paulson and certain affiliates of the Apollo Funds (Domus Investment Holdings, LLC (“Investment Holdings”), RCIV Holdings, L.P. (Cayman) (“RCIV Cayman”), RCIV Holdings (Luxembourg) S.à r.l (“RCIV S.à r.l”), Apollo Investment Fund VI L.P. (“AIF VI”) and Domus Co-Investment Holdings LLC (“Co-Investment Holdings”), together “Apollo”) entered into a securityholders agreement (the “Paulson Securityholders Agreement”) which will become effective only upon the consummation of the Exchange Offers. The material terms of the Paulson Securityholders Agreement are set forth below.

Preemptive Rights

Prior to a Qualified Public Offering (as defined in the Securityholders Agreement), Paulson will have preemptive rights with respect to certain offerings by Holdings or the Company of equity or debt. Paulson’s preemptive rights shall not apply to the Convertible Notes issued on the settlement date of the Exchange Offers (the “Settlement Date”) or to the shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Holdings issued upon conversion thereof. If Holdings or the Company proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (subject to certain customary exceptions), then Paulson will have the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. If Holdings or the Company proposes to issue or sell debt to an affiliate of Holdings or the Company, then Paulson will have the right to participate in any such issuance up to an amount equal to the fraction of the total offering determined by dividing (i) its then owned New Notes (including Convertible Notes that have been converted into shares of Class A Common Stock still owned by it) by (ii) the total outstanding debt of the Company and Holdings as of the date of the Paulson Securityholders Agreements (“Pro Rata Debt Ownership”). In addition, the Company has agreed to use commercially reasonable efforts to allow Paulson to participate in debt financings to third parties based on Paulson’s Pro Rata Debt Ownership, provided that if Apollo participates in such financing, Paulson shall also be permitted to participate in such financing to the same extent as Apollo based on their respective Pro Rata Debt Ownership at such time.

Registration Rights

Demand Rights. Paulson will have two “demand” rights that will allow Paulson, at any time after 36 months following the consummation of the Exchange Offers, to request that Holdings undertake an underwritten public offering its Class A Common Stock under the Securities Act so long as the estimated gross proceeds of any such underwritten public offering would be equal to or greater than $75 million, provided that if the number of Paulson’s shares of Class A Common Stock originally included in Paulson’s demand request is reduced to less than two-thirds of such shares in the underwritten public offering as a result of underwriter cutbacks, Paulson shall not be deemed to have used one of its demand rights. In addition, if Paulson elects to exercise its demand rights prior to a Qualified Public Offering or Holdings notifies Paulson of its intention to consummate a Qualified Public Offering, Paulson will not publicly sell any shares of Class A Common Stock from such time until the expiration of its applicable Lock-Up Period (as hereinafter defined).

Blackout Periods. Holdings has the ability to delay the filing of a registration statement in connection with an underwritten demand request for not more than an aggregate of 90 days (the “Maximum Blackout Period) in any twelve-month period, subject to certain conditions. To the extent Holdings delays the filing of a registration statement for a period in excess of the Maximum Blackout Period, it has agreed to pay liquidated damages to Paulson based on the principal amount of Convertible Notes exchanged for the shares of Class A Common Stock requested to be included in such registration by Paulson.

Piggyback Registration Rights. Paulson will also have unlimited “piggyback” registration rights that allow Paulson to include its Class A Common Stock in any public offering of equity securities initiated by Holdings or by any of Holdings’ other stockholders that have registration rights, subject to certain customary exceptions,. Such registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and may be assigned to third parties if assigned together with a transfer by Paulson of at least $10 million aggregate principal amount of its Convertible Notes or shares of Class A Common Stock issued upon conversion of such Convertible Notes.

Lock-Up

Paulson has agreed that if Holdings registers shares of Common Stock in an underwritten offering and if requested by the lead managing underwriter in such offering, Paulson will not sell publicly any capital stock of Holdings for a period of not more than 90 days (or up to 180 days in the case of a Qualified Public Offering), commencing on the effective date of the applicable registration statement (each, a “Lock-Up Period”), subject to certain customary exceptions. Paulson has also agreed to enter into customary lock-up agreements with the lead managing underwriter to the extent requested to do so.

Indemnification; Expenses

Holdings will agree to indemnify Paulson and its officers, directors, employees, managers, members, partners and agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Paulson sells shares of Holdings’ Class A Common Stock, unless such liability arose from Paulson’s misstatement or omission up to the amount of proceeds received by Paulson in connection with such transaction, and Paulson has agreed to indemnify Holdings against all losses caused by its misstatements or omissions up to the amount of proceeds received by Paulson upon the sale of the securities giving rise to such losses. Holdings will pay all registration expenses incidental to Holdings’ obligations under the Paulson Securityholders Agreement, including a specified portion of Paulson’s legal fees and expenses, and Paulson will pay any remaining legal fees and expenses and its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of Class A Common Stock under the Paulson Securityholders Agreement.

Tag-Along Rights

If at any time, prior to the consummation of a qualified public offering, certain Apollo entities propose to sell or transfer 5% or more of the outstanding shares of common stock on a fully diluted basis to any non affiliated third party, then Paulson will have the right, subject to certain conditions, to participate in such transfer on a pro rata basis.

Designation and Election of Directors

Until Paulson ceases to own directly or indirectly, shares of common stock (assuming conversion of all of its then outstanding Convertible Notes) representing at least 5% of the outstanding shares of common stock on a fully-diluted basis, Paulson will have the right to either (i) nominate one appointee to the board of directors of Holdings or (ii) designate one non-voting observer to attend all meetings of the board of directors of Holdings.

Consent Rights

Prior to the consummation of a Qualified Public Offering, Holdings will not be permitted to declare or pay any dividends or any other distributions on its Common Stock without the prior written consent of Paulson subject to certain specified exemptions. In addition, Holdings and its subsidiaries will not (i) enter into any transactions in excess of $10 million with certain Apollo entities (except in connection with the Exchange Offers) or any other affiliates or (ii) effectuate an initial public offering, in each case, without Paulson’s prior written consent.

Termination

The Paulson Securityholders Agreement will terminate upon the first to occur of (i) Holdings’ dissolution, liquidation or winding-up; (ii) with respect to Paulson, when Paulson ceases to own shares of common stock (assuming conversion of all of its then outstanding Convertible Notes) representing of at least 5% of the outstanding shares of common stock on a fully diluted basis and (iii) with respect to each of AIF VI, Investment Holdings, RCIV Cayman, RCIV S.à r.l and Co-Investment Holdings (collectively with each of their respective affiliates, the “Apollo Holders”), when such Apollo Holder ceases to own shares of common stock or Convertible Notes.

Avenue Securityholders Agreement

On November 30, 2010, the Company, Holdings, Avenue and Apollo entered a securityholders agreement (the “Avenue Securityholders Agreement”) which will become effective only upon the consummation of the Exchange Offers. The material terms of the Avenue Securityholders Agreement are set forth below.

Preemptive Rights

Prior to a Qualified Public Offering (as defined in the Avenue Securityholders Agreement), Avenue will have preemptive rights with respect to certain offerings by Holdings or the Company of equity or debt. Avenue’s preemptive rights shall not apply to the Convertible Notes issued on the Settlement Date or to the Class A Common Stock issued upon conversion thereof. If Holdings or the Company proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (subject to certain customary exceptions), then Avenue will have the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. If Holdings or Realogy proposes to issue or sell debt to an affiliate of Holdings or Realogy, then Avenue will have the right to participate in any such issuance based on its Pro Rata Debt Ownership. In addition, Realogy has agreed to use commercially reasonable efforts to allow Avenue to participate in debt financings to third parties based on Avenue’s Pro Rata Debt Ownership, provided that if Avenue participates in such financing, Avenue shall also be permitted to participate in such financing to the same extent as Apollo based on their respective Pro Rata Debt Ownership at such time.

Piggyback Registration Rights

Avenue will have unlimited “piggyback” registration rights that allow Avenue to include its Class A Common Stock in any public offering of equity securities initiated by Holdings or by any of Holdings’ other stockholders that have registration rights, subject to certain customary exceptions. Such registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and may be assigned to third parties if assigned together with a transfer by Avenue of at least $10 million aggregate principal amount of its Convertible Notes or shares of Class A Common Stock issued upon conversion of such Convertible Notes.

Lock-Up

Avenue has agreed that if Holdings registers shares of Common Stock in an underwritten offering and if requested by the lead managing underwriter in such offering, Avenue will not sell publicly any capital stock of Holdings during the applicable Lock-Up Period, subject to certain customary exceptions. Avenue has also agreed to enter into customary lock-up agreements with the lead managing underwriter to the extent requested to do so. In addition, if Holdings notifies Avenue of its intention to consummate a qualified public offering, Avenue will not publicly sell any shares of Class A Common Stock from such time until the expiration of its applicable Lock-Up Period.

Tag-Along Rights

If at any time, prior to the consummation of a qualified public offering, certain Apollo entities propose to sell or transfer 5% or more of the outstanding shares of common stock on a fully diluted basis to any non affiliated third party, then Avenue will have the right, subject to certain conditions, to participate in such transfer on a pro rata basis.

Indemnification; Expenses

Holdings will agree to indemnify Avenue and its officers, directors, employees, managers, members, partners and agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Holdings sells shares of Holdings’ Class A Common Stock, unless such liability arose from Avenue’s misstatement or omission, and Avenue has agreed to indemnify Holdings against all losses caused by its misstatements or omissions up to the amount of proceeds received by Avenue upon the sale of the securities giving rise to such losses. Holdings will pay all registration expenses incidental to Holdings’ obligations under the Avenue Securityholders Agreement, including a specified portion of Avenue’s legal fees and expenses, and Avenue will pay any remaining legal fees and expenses and its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of Class A Common Stock under the Avenue Securityholders Agreement.

Termination

The Avenue Securityholders Agreement will terminate upon the first to occur of (i) Holdings’ dissolution, liquidation or winding-up; (ii) with respect to Avenue, when Avenue ceases to own registrable securities (assuming all of the then outstanding Convertible Notes held by Avenue have been converted into shares of Class A Common Stock) representing at least 30% of the registrable securities (assuming all of the then outstanding Convertible Notes held by Avenue have been converted into shares of Class A Common Stock ) acquired by Avenue on the settlement date for the Exchange Offers and thereafter and (iii) with respect to each Apollo Holder, when such Apollo Holder ceases to own any shares of common stock or Convertible Notes.

Amended and Restated Securityholders Agreement

On November 30, 2010, Holdings and Apollo amended and restated the securityholders agreement, originally dated as of April 10, 2007 (as amended and restated, the “Securityholders Agreement”) which will become effective only upon the consummation of the Exchange Offers.

The Securityholders Agreement, among other things, generally sets forth the rights and obligations of Co-Investment Holdings—a co-investment entity formed at the time of the Merger (as defined in the Securityholders Agreement) for the purpose of owning shares of Common Stock held beneficially by certain co-investors. Prior to a qualified public offering, the Securityholders Agreement provides that AIF VI, RCIV S.à r.l, RCIV Cayman and Investment Holdings (collectively, the “Sponsor Funds”) will have preemptive rights with respect to certain offerings by Holdings or the Company of equity securities. The Sponsor Funds preemptive rights shall not apply to the Convertible Notes issued on the Settlement Date or to the Class A Common Stock issued upon conversion thereof. If Holdings or the Company proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (excluding the Convertible Notes and Class A Common Stock issued upon conversion thereof and subject to certain customary exceptions), then the Sponsor Funds will have the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. The Securityholders Agreement also provides for limited preemptive rights to Co-Investment Holdings in any subscription of equity securities of Holdings or its subsidiaries (or securities convertible into or exchangeable for any such equity securities) by the Sponsor Funds or any affiliates thereof to which any transfers of Common Stock are made.

The Securityholders Agreement also:

•	provides for certain rights and obligations of Co-Investment Holdings upon any disposition of shares of Common Stock by the Sponsor Funds to any third party;

•	restricts the ability of Co-Investment Holdings to transfer its shares in Holdings, other than in connection with sales initiated by the Sponsor Funds;

•	provides Co-Investment Holdings with certain information rights; and

•

provides that the board of directors of Holdings shall include two directors previously designated by Co-Investment Holdings and AIF VI and three directors designated by the Sponsor Funds, in each case, for so long as such entity continues to own Common Stock or Convertible Notes, and additional directors or non-voting observers designated pursuant to any other agreements of Holdings.

Amended and Restated Management Investor Rights Agreement

On November 30, 2010, Holdings amended and restated its management investor rights agreement, originally dated as of April 7, 2007 (as amended and restated, the “Management Investor Rights Agreement”), which will become effective only upon consummation of the Exchange Offers. The Management Investor Rights Agreement was entered into by and among Holdings and AIF VI, RCIV S.à r.l, RCIV Cayman, Investment Holdings and certain management holders to update the existing agreement with respect to certain changes in the capital structure of Holdings and other changes resulting from and in connection with the Exchange Offers.

Item 7.01	Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

As used below, the terms “Realogy,” “we” and “our” refer to Realogy Corporation and its consolidated subsidiaries.

On December 1, 2010, the Company issued a press release announcing the commencement of the Exchange Offers of its outstanding Existing Notes in exchange for the New Notes, as described in Item 8.01 below.

The Company is providing the following information to holders of its Existing Notes in connection with the Exchange Offers:

Summary of the New Notes

General

If the Exchange Offers are consummated, the Company will issue:

(1) 11.50% Senior Notes due 2017 (the “New 11.50% Senior Cash Notes”) under a new indenture by and among the Company, Holdings, the note guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee,

(2) 12.00% Senior Notes due 2017 (the “New 12.00% Senior Cash Notes” and together with the New 11.50% Senior Cash Notes, the “New Senior Notes”) under a new indenture by and among the Company, Holdings, the note guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee,

(3) 13.375% Senior Notes due 2018 (the “New Senior Subordinated Notes”) under a new indenture by and among the Company, Holdings, the note guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee, and

(4) 11.00% Series A Convertible Senior Subordinated Notes due 2018 (the “Series A Convertible Notes”), 11.00% Series B Convertible Senior Subordinated Notes due 2018 (the “Series B Convertible Notes”) and 11.00% Series C Convertible Senior Subordinated Notes due 2018 (the “Series C Convertible Notes” and, together with the Series A Convertible Notes and the Series B Convertible Notes, the “Convertible Notes”) under a new indenture by and among the Company, Holdings, the note guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Convertible Notes Indenture”)

and will be treated as a single class for substantially all purposes under the Convertible Notes Indenture. Subject to the provisions of the Convertible Notes Indenture, holders may convert their Convertible Notes at any time, in whole or in part, into shares of Class A Common Stock of Holdings at any time prior to the close of business on the business day immediately preceding April 15, 2018.

Certain Terms of the New Notes

The New 11.50% Senior Cash Notes will be unsecured senior obligations of the Company and will mature on April 15, 2017. Each New 11.50% Senior Cash Note will bear interest at a rate of 10.50% per annum accruing from October 15, 2010 to, but not including, the issue date and at a rate of 11.50% per annum accruing from the issue date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2011.

The New 12.00% Senior Cash Notes will be unsecured senior obligations of the Company and will mature on April 15, 2017. Each New 12.00% Senior Cash Note will bear interest at a rate of 11.75% per annum accruing from October 15, 2010 to, but not including, the issue date and at a rate of 12.00% per annum accruing from the issue date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2011.

The New Senior Subordinated Notes will be unsecured senior subordinated obligations of the Company and will mature on April 15, 2018. Each Senior Subordinated Note will bear interest at a rate of 12.375% per annum accruing from October 15, 2010 to, but not including, the issue date and at a rate of 13.375% per annum accruing from the issue date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2011.

The Convertible Notes will be unsecured senior subordinated obligations of the Company. Cash interest on the Series A Convertible Notes will accrue at a rate of 10.50% per annum from October 15, 2010 to, but not including, the issue date and at a rate of 11.00% per annum thereafter. Cash interest on the Series B Convertible Notes will accrue at a rate of 11.75% per annum from October 15, 2010 to, but not including, the issue date and at a rate of 11.00% per annum thereafter. Cash interest on the Series C Convertible Notes will accrue at a rate of 12.375% per annum from October 15, 2010 to, but not including, the issue date and at a rate of 11.00% per annum thereafter.

Covenants

The indentures for the New Senior Notes and the New Subordinated Notes will contain covenants that are substantially similar, but not identical, to the covenants included in the indentures for the Existing Senior Cash Notes, Existing Senior Toggle Notes and the Existing Subordinated Notes.

The indentures for the New Senior Notes and the New Subordinated Notes will also limit our ability and the ability of our restricted subsidiaries to, subject to limited exceptions, make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, any of our Existing Notes prior to April 15, 2012, in the case of the Existing Senior Notes, and April 15, 2013, in the case of the Existing Senior Subordinated Notes.

The Convertible Notes Indenture will not contain any restrictive covenants.

Optional Redemption

On or after April 15, 2011, the Company may redeem the New Senior Notes at its option at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period commencing on April 15 of the years set forth in the applicable table below:

New 11.50% Senior Cash Notes

Period	Redemption Price
2011	105.750%
2012	102.875%
2013 and thereafter	100.000%

New 12.00% Senior Cash Notes

Period	Redemption Price
2011	106.000%
2012	103.000%
2013 and thereafter	100.000%

In addition, prior to April 15, 2011, the Company may redeem such Senior Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of such Senior Notes redeemed plus a “Make-Whole” premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date.

On or after April 15, 2011, the Company may redeem the New Subordinated Notes at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2011	106.688%
2012	104.458%
2013 and thereafter	100.000%

In addition, prior to April 15, 2011, the Company may redeem the New Subordinated Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the New Subordinated Notes redeemed plus a “Make-Whole” premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date.

Except as specified in the following sentence, the Company may not optionally redeem the Convertible Notes. The Company may only redeem the Convertible Notes upon the occurrence of an underwritten public offering of Class A Common Stock by Holdings or any selling holders pursuant to an effective registration statement filed by Holdings with the Securities and Exchange Commission (the “SEC”) under the Securities Act, pursuant to which the aggregate offering price of the Class A Common Stock sold in such offering is at least $200 million and the listing of Holdings Class A Common Stock on the NASDAQ Global Select Market, NASDAQ Global Market, or the New York Stock Exchange and at any time thereafter, the Company may, at its option, redeem the Convertible Notes, in whole or in part, at a redemption price, payable in cash, equal to 90% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Summary Financial Data

The following table presents our summary historical consolidated financial data. The consolidated statement of operations data for the years ended December 31, 2009 and 2008 and for the periods from April 10, 2007 through December 31, 2007 and January 1, 2007 through April 9, 2007 and the consolidated balance sheet data as of December 31, 2009 and 2008 have been derived from our audited consolidated financial statements included in our filings with the SEC. The consolidated balance sheet data as of December 31, 2007 has been derived from our audited consolidated and combined financial statements included in our filings with the SEC. The following financial data does not include the consolidated results of Holdings. Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership in Realogy. Any expenses related to stock options issued by Holdings or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there are no material differences between Holdings’ and Realogy’s financial statements for the year ended December 31, 2009 and the nine months ended September 30, 2010.

Although Realogy continued as the same legal entity after the Merger, the consolidated financial statements for 2007 are presented for two periods: January 1 through April 9, 2007 (the “Predecessor Period” or “Predecessor,” as context requires) and April 10 through December 31, 2007 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. The consolidated statement of operations data for the period January 1, 2007 to April 9, 2007 are derived from the audited financial statements of the Predecessor included in our filings with the SEC, and the consolidated statement of operations data for the period April 10, 2007 to December 31, 2007 are derived from the audited financial statements of the Successor included in our filings with the SEC. In the opinion of management, the statement of operations data for 2007 include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

The summary consolidated balance sheet data as of September 30, 2010 and 2009 have been derived from our unaudited financial statements included in our filings with the SEC and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The summary historical financial information for the twelve months ended September 30, 2010 has been prepared by combining the information for the year ended December 31, 2009 with the information for the nine months ended September 30, 2010 and subtracting the information for the nine months ended September 30, 2009. The summary historical financial information for the twelve months ended September 30, 2009 has been prepared by combining the information for the year ended December 31, 2008 with the information for the nine months ended September 30, 2009 and subtracting the information for the nine months ended September 30, 2008.

The summary historical consolidated financial data should be read in conjunction with “Capitalization” and our audited and unaudited consolidated and combined financial statements and the related thereto included in our filings with the SEC.

	Successor					Predecessor
	As of or For the Twelve Months Ended September 30, 2010	As of or For the Twelve Months Ended September 30, 2009	As of or For the Year Ended December 31, 2009	As of or For the Year Ended December 31, 2008	As of or For the Period From April 10 Through December 31, 2007	As of or For the Period From January 1 Through April 9, 2007
	(In millions)
Statement of Operations Data:
Net revenue	$4,172	$3,829	$3,932	$4,725	$4,472	$1,492
Total expenses	4,183	5,997	4,266	6,988	5,708	1,560

Income (loss) before income taxes, minority interest and equity in earnings	(11)	(2,168)	(334)	(2,263)	(1,236)	(68)
Income tax (benefit) expense	69	(236)	(50)	(380)	(439)	(23)
Equity in (earnings) losses of unconsolidated entities	(28)	(15)	(24)	28	(2)	(1)

Net income (loss)	(52)	(1,917)	(260)	(1,911)	(795)	(44)
Less: Net income attributable to noncontrolling interests	(2)	(1)	(2)	(1)	(2)	—

Net income (loss) attributable to Realogy	$(54)	$(1,918)	$(262)	$(1,912)	$(797)	$(44)

Balance Sheet Data:
Securitization assets (1)	$412	$427	$364	$845	$$1,300
Total assets	8,162	8,067	8,041	8,912	11,172
Securitization obligations	338	379	305	703	1,014
Long-term debt (including short term portion)	6,848	6,554	6,706	6,760	6,239
Equity (deficit)(2)	(981)	(944)	(981)	(740)	1,203
Other Data:
Interest expense(3)	611	586	583	624
EBITDA(4)	821	(1,367)	465	(1,449)
Adjusted EBITDA(5)	628	597	619	657

(1)	Represents the portion of relocation receivables and advances, relocation properties held for sale and other related assets that collateralize our securitization obligations.
(2)	For the successor period, stockholder’s equity (deficit) is comprised of the capital contribution of $2,001 million from affiliates of Apollo and co-investors offset by the net loss for the period.
(3)	Interest expense for the twelve months ended September 30, 2010, assuming “pro forma minimum” and “pro forma maximum” participation in the Exchange Offers (as defined in “Capitalization”), and that such transactions had occurred on October 1, 2009, would have changed interest expense by an immaterial amount. However, we will be incurring additional cash interest expense as the Existing Senior Toggle Notes will be exchanged for New 12.00% Senior Cash Notes or Convertible Notes.
(4)

EBITDA is defined by us as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA is calculated by adjusting EBITDA by the items described below. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the Existing Indentures and that will be used in the New Indentures to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA because we believe EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. The EBITDA measure is used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA has limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

(5)	In addition to the limitations described above with respect to EBITDA, Adjusted EBITDA includes pro forma cost savings and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods. We present Adjusted EBITDA for the trailing twelve month period.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2010 and September 30, 2009 and the years ended December 31, 2009 and 2008 as calculated in accordance with the senior secured credit agreement and presented in certificates delivered to the lenders under our senior credit facility is set forth in the following table:

	For the Twelve Months Ended September 30, 2010		For the Twelve Months Ended September 30, 2009		For the Year Ended December 31, 2009		For the Year Ended December 31, 2008
Net income (loss) attributable to Realogy	$(54)		$(1,918)		$(262)		$(1,912)
Income tax expense (benefit)	69		(236)		(50)		(380)

Income (loss) before income taxes	15		(2,154)		(312)		(2,292)
Interest expense (income), net	611		586		583		624
Depreciation and amortization	195		201		194		219

EBITDA	821		(1,367)		465		(1,449)
Merger costs, restructuring costs and former parent legacy costs (benefit) items, net	(288	)(a)	23		37		40
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—		1,775	(b)	—		1,789	(b)
Non-cash charges for PHH Home Loans impairment	—		—		—		31
Pro forma cost savings	12	(c)	57	(d)	33	(e)	65	(f)
Pro forma effect of business optimization initiatives	50	(g)	50	(h)	38	(i)	61	(j)
Non-cash charges	6	(k)	38	(l)	34	(m)	60	(n)
Non-recurring fair value adjustments for purchase accounting	4	(o)	5	(p)	5	(q)	6	(r)
Pro forma effect of acquisitions and new franchisees	6	(s)	5	(t)	5	(u)	14	(v)
Apollo management fees (w)	15		15		15		14
Proceeds from WEX contingent asset(x)	—		58		55		12
Pro forma proceeds from contingent assets	—		—		—		—
Incremental securitization interest costs(y)	2		4		3		6
Integration and conversion costs	—		—		—		—
Expenses incurred in debt modification activities(z)	—		9		4		5
Gain on extinguishment of debt	—		(75)		(75)		—
Better Homes and Gardens Real Estate start up costs	—		—		—		3

Adjusted EBITDA	$628		$597		$619		$657

Total senior secured net debt(aa)	$2,873		$2,949		$2,886		$3,250

Senior secured leverage ratio	4.57x		4.94x		4.66x		4.95x

(a)	Consists of $23 million of restructuring costs and $1 million of merger costs offset by a net benefit of $312 million for former parent legacy items.
(b)	Represents the non-cash adjustment for the impairment of goodwill, intangible assets and investments in unconsolidated entities.
(c)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2010 and 2009. From our restructuring activities in the first nine months of 2010 and in the year ended December 31, 2009, we expect to reduce our operating costs by approximately $122 million on a twelve-month run-rate basis and estimate that $110 million of such savings were realized from the time they were put in place. The adjustment shown for the twelve months ended September 30, 2010 represents the impact the savings would have had on the period from October 1, 2009 through the time they were put in place had those actions been effected on October 1, 2009.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2009 and 2008. From our restructuring activities in the first nine months of 2010 and in the year ended December 31, 2009, we expected to reduce our operating costs by approximately $190 million on a twelve-month run-rate basis and estimated that $133 million of such savings were realized from the time they were put in place. The adjustment shown for the twelve months ended September 30, 2009 represents the impact the savings would have had on the period from October 1, 2008 through the time they were put in place had those actions been effected on October 1, 2008.
(e)	Represents actual costs incurred that were not expected to recur in subsequent periods due to restructuring activities initiated during 2009. From this restructuring, we expected to reduce our operating costs by approximately $103 million on a twelve-month run-rate basis and estimated that $70 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2009 through the time they were put in place, had those actions been effected on January 1, 2009.

(f)	Represents actual costs incurred that were not expected to recur in subsequent periods due to restructuring activities initiated during 2008. From this restructuring, we expected to reduce our operating costs by approximately $96 million on a twelve month run-rate basis and estimated that $31 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2008 through the time they were put in place, had those actions been effected on January 1, 2008.
(g)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $12 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $6 million related to vendor renegotiations, $28 million for employee retention accruals and $4 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(h)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $9 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin, $8 million for initiatives to improve Relocation Services and Title and Settlement Services fees, $10 million for employee retention accruals and $23 million related to other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(i)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $3 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin, $2 million for initiatives to improve Relocation Services and Title and Settlement Services fees, $19 million for employee retention accruals, and $14 million related to other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(j)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs including $4 million related to the exit of the government at-risk homesale business, $4 million related to the elimination of the 401(k) employer match, $7 million related to the renegotiation of NRT contracts, $6 million for employee retention accruals, $22 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin and Relocation Services fees and $18 million related to other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(k)	Represents the elimination of non-cash expenses, including a $14 million write-down of a cost method investment acquired in 2006, $6 million of stock-based compensation expense, less $14 million for the change in the allowance for doubtful accounts and notes reserves from October 1, 2009 through September 30, 2010.
(l)	Represents the elimination of non-cash expenses, including $22 million for the change in the allowance for doubtful accounts and the reserves for development advance notes and promissory notes from October 1, 2008 through September 30, 2009, $7 million of stock-based compensation expense, and $9 million related to the unrealized net losses on foreign currency transactions and foreign currency forward contracts.
(m)	Represents the elimination of non-cash expenses, including a $14 million write-down of a cost method investment acquired in 2006, $12 million for the change in the allowance for doubtful accounts and the reserves for development advance notes and promissory notes from January 1, 2009 through December 31, 2009, $7 million of stock-based compensation expense, and $1 million related to the unrealized net losses on foreign currency transactions and foreign currency forward contracts.
(n)	Represents the elimination of non-cash expenses including $22 million for the change in the allowance for doubtful accounts and $17 million related to the reserve for development advance notes and promissory notes from January 1, 2008 through December 31, 2008, $7 million of stock based compensation expense, $14 million related to net losses on foreign currency transactions and foreign currency forward contracts.

(o)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended September 30, 2010.
(p)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended September 30, 2009.
(q)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended December 31, 2009.
(r)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended December 31, 2008.
(s)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on October 1, 2009.
(t)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on October 1, 2008.
(u)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2009.
(v)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2008.
(w)	Represents elimination of annual management fees payable to Apollo for the twelve months ended September 30, 2010, and 2009 and the years ended December 31, 2009 and 2008.
(x)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering. As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. Under Article III of the Tax Receivable Agreement dated February 22, 2005 among WEX, Cendant and Cartus (the “TRA”), WEX was required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax-savings payments received from WEX to us. On June 26, 2009, we entered into a Tax Receivable Prepayment Agreement with WEX, pursuant to which WEX simultaneously paid us the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to Realogy under Article III of the TRA.
(y)	Reflects incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended September 30, 2010 and 2009 and the years ended December 31, 2009 and 2008.
(z)	Represents the expenses incurred in connection with the Company’s unsuccessful debt modification activities in the third quarter of 2009 and 2008.
(aa)	Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets plus capital lease obligations less readily available cash.

Capitalization

The following table sets forth, as of September 30, 2010, the Company’s actual cash and cash equivalents and capitalization and its cash and cash equivalents and capitalization as adjusted to give pro forma effect to the Exchange Offers as if they had occurred on September 30, 2010. This table should be read in conjunction with the consolidated financial statements and the related notes thereto and the other financial information and management’s discussion and analysis of financial condition and results of operations included in our filings with the SEC.

The pro forma adjustments relating to the Exchange Offers have been prepared on the following basis:

•

The “pro forma minimum” assumes that (i) Apollo, Paulson and Avenue validly tender an aggregate of approximately $814 million, $284 million and $606 million aggregate principal amount of their Existing Senior Cash Notes, Existing Senior Toggle Notes and Existing Senior Subordinated Notes, respectively, in the Exchange Offers for Convertible Notes, (ii)

Avenue validly tenders approximately $250 million aggregate principal amount of its Existing Notes in the Exchange Offers for Extended Maturity Notes, and (iii) the remaining Existing Notes in each series not held by Apollo, Paulson or Avenue are validly tendered in the Exchange Offers for Extended Maturity Notes on a pro rata basis for the remaining portion of each series of Existing Notes, in each case, at or prior to the consent deadline (representing, in the aggregate, the minimum amount of Existing Notes that are required to be validly tendered to satisfy the Minimum Condition).

•

The “pro forma maximum” assumes that (i) Apollo, Paulson and Avenue validly tender an aggregate of approximately $814 million, $284 million and $606 million aggregate principal amount of their Existing Senior Cash Notes, Existing Senior Toggle Notes and Existing Senior Subordinated Notes, respectively, in the Exchange Offers for Convertible Notes, (ii) Avenue validly tenders approximately $250 million aggregate principal amount of its Existing Notes in the Exchange Offers for Extended Maturity Notes, (iii) the remaining Existing Notes in each series not held by Apollo, Paulson or Avenue are validly tendered in the Exchange Offers for Convertible Notes on a pro rata basis for the remaining portion of each series of Existing Notes (representing the maximum principal amount of Existing Notes that may be exchanged in the Exchange Offers for Convertible Notes without exceeding the Convertible Notes Limit), and (iv) all remaining Existing Notes are validly tendered in the Exchange Offers for Extended Maturity Notes, in each case, at or prior to the consent deadline.

•

Both the “pro forma minimum” and the “pro forma maximum” assume that the October 15, 2010 payment of paid-in-kind interest on the Existing Senior Toggle Notes of $26 million was made by the Company as of September 30, 2010.

	As of September 30, 2010
Capitalization (excluding Securitization Obligations)	Historical	Pro Forma Minimum	Pro Forma Maximum
	(In millions)
Cash and cash equivalents	$235	$235	$235

Long-term debt (including current portion):
Senior secured credit facility:
Revolving credit facility (1)	—	—	—
Term loan facility (2)	3,067	3,067	3,067
Second Lien Loans	650	650	650
Other bank indebtedness (3)	138	138	138
Existing Senior Cash Notes (4)	1,688	249	—
New 11.50% Senior Cash Notes (5)	—	631	566
Existing Senior Toggle Notes (6)	441	46	—
New 12.00% Senior Cash Notes (7)	—	139	127
Existing Senior Subordinated Notes (8)	864	96	—
New Senior Subordinated Notes (9)	—	170	145
11.00% Convertible Notes (10)	—	1,704	2,200

Total long-term debt, including current portion	6,848	6,890	6,893

Total stockholder’s equity (deficit) (11)	(981)	(981)	(981)

Total capitalization (12)	$5,867	$5,909	$5,912

(1)

Our borrowing availability under our $750 million revolving credit facility is reduced by outstanding letters of credit. At September 30, 2010, we had no borrowings outstanding as of September 30, 2010. However, there was $120 million outstanding as of November 5, 2010. The revolving credit facility includes a $200 million letter of credit sub-facility which had $73 million of remaining capacity at September 30, 2010 and $46 million of remaining capacity at November 5, 2010.

(2)	Total capacity has been reduced by the quarterly principal payments of 0.25% of the loan balance as required under this facility. The interest rate on the term loan facility was 3.28% at September 30, 2010.
(3)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility. As of November 5, 2010 other bank indebtedness totaled $163 million.
(4)	Consists of $1,700 million face amount of 10.50% Senior Cash Notes due 2014, less a discount of $12 million. On a pro forma minimum basis, there would be $251 million of 10.50% Senior Cash Notes, less a discount of $2 million.
(5)	New 11.50% Senior Cash Notes issued in connection with the Exchange Offers. On a pro forma minimum basis, there would be $635 million of New 11.50% Senior Cash Notes, less a discount of $4 million. On a pro forma maximum basis, there would be $570 million of New 11.50% Senior Cash Notes, less a discount of $4 million.
(6)	Consists of $444 million face amount of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $3 million. On October 15, 2010, the Company issued $26 million of Senior Toggle Notes to satisfy its interest payment obligation for the six-month period ended October 2010 which is included in the pro forma adjustments set forth above.
(7)	New 12.00% Senior Cash Notes issued in connection with the Exchange Offers. On a pro forma minimum basis, there would be $140 million of New 12.00% Senior Cash Notes, less a discount of $1 million. On a pro forma maximum basis, there would be $128 million of New 12.00% Senior Cash Notes, less a discount of $1 million.
(8)	Consists of $875 million face amount of 12.375% Senior Subordinated Notes due 2015, less a discount of $11 million. On a pro forma minimum basis, there would be $97 million of Senior Subordinated Notes, less a discount of $1 million.
(9)	New Senior Subordinated Notes issued in connection with the Exchange Offers. On a pro forma minimum basis, there would be $172 million of New Senior Subordinated Notes, less a discount of $2 million. On a pro forma maximum basis, there would be $147 million of New Senior Subordinated Notes, less a discount of $2 million.
(10)	New Convertible Notes issued in connection with the Exchange Offers.
(11)	In addition to the write off of a portion of the note discount on the Existing Notes, we would expect to write off deferred financing costs related to the Existing Notes of approximately $8 million on a pro forma minimum basis or $11 million on a pro forma maximum basis.
(12)	Total capitalization excludes our securitization obligations which are collateralized by relocation related assets and appear in our current liabilities.

Beneficial Ownership of Certain Holders

Assuming “pro forma minimum” participation in the Exchange Offers and that all Convertible Notes are converted into shares of Class A Common Stock, Apollo and Paulson would own approximately 80.5% and 16.0%, respectively, of the total outstanding shares of Common Stock. Assuming “pro forma maximum” participation in the Exchange Offers and that all Convertible Notes are converted into shares of Class A Common Stock, Apollo and Paulson would own approximately 63.8% and 12.7%, respectively, of the total outstanding shares of Common Stock. Assuming all Existing Notes are tendered in the Exchange Offers for Convertible Notes (other than with respect to approximately $250 million principal amount of Existing Notes Avenue has agreed to tender for Extended Maturity Notes), Proration occurs and all Convertible Notes are converted into shares of Class A Common Stock, Apollo and Paulson would own approximately 52.0% and 10.0%, respectively, of the total outstanding shares of Common Stock. If all Convertible Notes are converted into shares of Class A Common Stock, all shares of Class B Common Stock will convert into shares of Class A Common Stock.

Other Information

An event of default under our senior secured credit facility would adversely affect our operations and our ability to satisfy obligations under our indebtedness, including the New Notes.

Our senior secured credit facility contains restrictive covenants, including a requirement that we maintain a specified senior secured leverage ratio, which is defined as the ratio of our total senior secured debt (net of unrestricted cash and permitted investments) to trailing 12 month Adjusted EBITDA. Specifically measured at the last day of each quarter, our senior secured leverage ratio may not exceed 5.0 to 1. This ratio steps down to 4.75 to 1 at March 31, 2011 and thereafter. Total senior secured debt, for purposes of this ratio, does not include the Second Lien Loans (as hereinafter defined), other bank indebtedness not secured by a first lien on our assets (but is secured by letters of credit issued under our senior secured credit facility), securitization obligations or the Existing Notes or the New Notes. At September 30, 2010, we were in compliance with the senior secured leverage ratio covenant with a ratio of 4.57 to 1. Due to the weak housing market, when the senior secured leverage ratio in our senior secured credit facility steps down to 4.75 to 1 at March 31, 2011, our continued compliance with that covenant will require us to complete a further refinancing or restructuring of our secured debt or receive an equity cure. Although there can be no assurance of achieving compliance by any of these means, we are seeking to achieve such a refinancing, restructuring or equity cure prior to March 31, 2011. If a housing recovery is delayed further or is weak, we will be subject to additional pressure in maintaining compliance with our senior secured leverage ratio. The consummation of the Exchange Offers will not affect the calculation of the senior secured leverage ratio. If we are unable to renew or refinance bank indebtedness secured by letters of credit issued under our senior secured credit facility (but are not included in the calculation of the senior secured leverage ratio) and the letters of credit are drawn upon, the reimbursement obligations under the senior secured credit facility will be included in the calculation of the senior secured leverage ratio. A failure to maintain the senior secured leverage ratio, or a breach of any of the other restrictive covenants, would result in a default under our senior secured credit facility.

We have the right to avoid an event of default of the senior secured leverage ratio in three of any four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into Realogy to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If we are unable to maintain compliance with the senior secured leverage ratio and we fail to remedy or avoid a default through an equity cure permitted thereunder, there would be an “event of default” under the senior secured credit agreement. Other events of default include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain judgments, change of control, and cross-events of default on material indebtedness as well as failure to deliver an unqualified audit opinion by 90 days after the end of any fiscal year. Upon the occurrence of any event of default under our senior secured credit facility, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; and

•	could prevent us from making payments on the Existing Notes or the New Notes;

•	any of which could result in an event of default under the Existing Notes or the New Notes and our Securitization Facilities.

If we were unable to repay those amounts, then the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit facility and our other indebtedness, including the Existing Notes and the New Notes, or borrow sufficient funds to refinance such indebtedness. Even if the Exchange Offers are consummated, our total indebtedness will not be significantly reduced unless and until the Convertible Notes are converted into equity. In addition, even if the Convertible Notes are converted into equity, any positive impact on our cash flows resulting from reduced interest expense and reduction of unsecured indebtedness will not alleviate any pressure on our ability to maintain the senior secured leverage ratio. While we continue to seek new financing, or explore the possibility of amending the terms and/or extending the maturity of our senior secured credit facility, we may not be able to do so on commercially reasonable terms, or terms that are acceptable to us, if at all.

If an event of default is continuing under our senior secured credit facility, the Existing Notes, the New Notes or our other material indebtedness, such event could cause a termination of our ability to obtain future advances and/or amortization of one or more of the securitization facilities.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business and financial condition. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, franchising arrangements, actions against our title company alleging it knew or should have known that others were committing mortgage fraud, standard brokerage disputes like the failure to disclose hidden defects in the property such as mold, vicarious liability based upon conduct of individuals or entities outside of our control, including franchisees and sales associates, and employment law, including claims challenging the classification of our sales associates as independent contractors. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms or at all) and pay royalties.

In 2002, Frank K. Cooper Real Estate #1, Inc. filed a putative class action against Cendant and Cendant’s subsidiary, Century 21 Real Estate Corporation (“Century 21”). The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes our Century 21 franchisees between August 1, 1995 and April 17, 2002 where franchise agreements contain a New Jersey choice of law and a New Jersey choice of venue provision who have not executed releases releasing the claim (other than in the context of a renewal of their franchise agreement). On September 7, 2010, Century 21 filed motion for leave to file an interlocutory appeal of the class certification order and on October 15, 2010, the Appellate Division of the New Jersey Court denied Cendant’s and Century 21’s motion for leave to file an interlocutory appeal of the class certification order. Though this case was originally filed in 2002, with the recent class certification, it is now entering the discovery phase. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of this litigation could result in substantial losses and we cannot assure you that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

Phantom Value Plan

Contemporaneously with the completion of the Exchange Offers, the Compensation Committee of the board of directors of Holdings is expected to approve the Realogy Corporation Phantom Value Plan (the “Phantom Value Plan”), which is intended to provide certain participants with an incentive to remain in the service of the Company and to increase their interest in the success of the Company and to receive compensation based upon the Company’s success.

Under the Phantom Value Plan, each participant is eligible to receive a payment with respect to an incentive award granted to him or her thereunder (an “Incentive Award”) in three series relating to the three series of Convertible Notes at such time and from time to time that Apollo (the “Affiliate Holders” and all three series of Convertible Notes, the “Plan Notes”) receives cash upon the discharge or third-party sale of not less than a specified amount of the principal amount of any such series of Plan Notes (or on any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted). The payment with respect to a particular series of an Incentive Award would be an amount which bears the same ratio to the dollar amount of the Incentive Award relating to such series as (i) the aggregate amount of cash received by Affiliate Holders upon discharge in whole or in part of the principal amount of a particular series of Plan Notes or upon the sale of all or a portion of the principal amount of a particular series of Plan Notes (or upon the discharge, sale, exchange or transfer of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted) bears to (ii) the aggregate principal amount of such series of Plan Notes held by Affiliate Holders on the date of grant of such Incentive Award. In addition, participants may be eligible to receive additional amounts based upon cash received by the Affiliate Holders pursuant to the terms of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted.

In the event that a payment is to be made with respect to an Incentive Award in conjunction with or subsequent to a qualified public offering of common stock of the Company or its direct or indirect parent company pursuant to which Affiliate Holders receive cash, a participant may elect to receive stock in lieu of the cash payment in a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due on such Incentive Award, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest, based on continued employment, on the first anniversary of issuance. In addition, Incentive Awards will be subject to acceleration and payment upon a change of control as specified in the Phantom Value Plan.

On each date the Affiliate Holders receive cash interest on the Plan Notes, participants may be granted stock options under the Holdings 2007 Stock Incentive Plan with an aggregate value (determined on a Black-Scholes basis) equal to an amount which bears the same ratio to the aggregate dollar amount of the participant’s Incentive Award as (i) the aggregate amount of cash interest received by Affiliate

Holders on such date bears to (ii) the aggregate principal amount of the Plan Notes held by the Affiliate Holders on the date of grant of the Incentive Award. Generally, each grant of stock options will have a three year vesting schedule, subject to the participant’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The stock options will have a term of 7.5 years.

Incentive Awards are immediately cancelable and forfeitable in the event of the termination of a participant’s employment for any reason. The Incentive Awards also terminate 10 years following the date of grant. The Compensation Committee intends to make an initial grant of Incentive Awards of up to approximately $22 million. The maximum amount of grants under the Phantom Value Plan are not currently ascertainable, and there can be no assurance that the Phantom Value Plan will be approved or implemented on the terms described above.

Item 8.01.	Other Events.

On December 1, 2010, the Company issued a press release announcing the commencement of the Exchange Offers and Consent Solicitations with respect to its outstanding Existing Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit

Exhibit 99.1	Press Release issued December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: December 1, 2010

INDEX TO EXHIBITS

Exhibit Number	Exhibit

Exhibit 99.1	Press Release issued December 1, 2010.